Exhibit 99.2

Execution Copy

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, made as of the 1st day of March, 2021, by and between Resolute Forest Products Inc., a Delaware corporation having its principal address at 111 Boul. Robert-Bourassa, Suite 5000, Montreal, Quebec H3C 2M1 (the “Corporation”), and Remi G. Lalonde (the “Executive”).

WHEREAS the Executive has been in the employ of the Corporation or its predecessors since July 2009 and as of the date hereof will become the President and Chief Executive Officer of the Corporation; and

WHEREAS the Corporation and the Executive have entered into an Executive Employment Agreement as of the date hereof setting forth the terms of the Executive’s employment (the “Employment Agreement”); and

WHEREAS the Executive is considered by the Board of Directors of the Corporation (the “Board”) to be a valued member of management of the Corporation who has outstanding skills and abilities and an extensive background in the Corporation’s business; and

WHEREAS the uncertainty attendant to a Change in Control of the Corporation may result in the departure or distraction of management personnel, including the Executive, to the detriment of the Corporation; and

WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including the Executive, to their assigned duties in the event of a Change in Control of the Corporation; and

WHEREAS this Agreement is entered into as part of the Executive’s compensation as provided in the Employment Agreement and to maintain or increase the profitability of the Corporation; and

WHEREAS except where otherwise provided herein, defined terms as used herein have the meanings set forth in the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

1.    DEFINITIONS

The following terms shall have the meanings assigned to them below:

(a)	“Base Amount” shall mean the Executive’s Annual Base Salary at the rate in effect on the Termination Date.

(b)

“Beneficial Owner” of securities shall mean (i) a Person who beneficially owns such securities, directly or indirectly, or (ii) a Person who has the right to acquire such securities (whether such right is exercisable immediately or only with the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

(c)	“Change in Control” means any of the following:

(i)

the acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of Voting Shares which is equal to or greater than 50% of the total issued and outstanding Voting Shares immediately after such acquisition;

(ii)

the election or appointment by any holder of Voting Shares, or by any group of holders of Voting Shares acting jointly or in concert, of a number of members of the Board of Directors of the Corporation equal to or greater than one-half (50%) of the members of the Board of Directors;

(iii)

any transaction or series of transactions, whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, whereby assets of the Corporation become the property of any other person (other than a subsidiary of the Corporation) if such assets which become the property of any other person have a fair market value (net of the fair market value of any then existing liabilities of the Corporation assumed by such other person as part of the same transaction) equal to 50% or more of the Market Capitalization of the Corporation immediately before such transaction; or

(iv)

the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in paragraphs (i), (ii) and (iii) above.

(d)

“Disability” shall mean a physical or mental condition that is defined as a disability in the Corporation’s long term disability insurance plan covering the Executive immediately prior to the Change in Control.

(e)

“Employer Contributions” shall mean an amount equal to the maximum contributions the Corporation could have made (regardless of actual circumstances) on the Executive’s behalf under the registered defined contribution retirement plan for Canadian non-unionized employees and the DC Make-Up Program for the fiscal year in which the Executive’s Termination Date occurs.

(f)	“Good Reason” shall mean:

(i)

a material change either in the Executive’s status, title, position or responsibilities (including in reporting line relationships) or in the business for which the Executive is responsible that represents a substantial adverse change from the Executive’s status, title, position or responsibilities or of the business as in effect immediately preceding the date of a Change in Control or at any time within twenty-four (24) months thereafter; the assignment to the Executive of any duties or responsibilities that are materially inconsistent with the Executive’s status, title, position or responsibilities as in effect immediately preceding the date of a Change in Control or at any time within twenty-four (24) months thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any material office or position held immediately preceding the date of a Change in Control; or at any time within twenty-four (24) months thereafter;

(ii)

a material reduction in compensation and benefits, in the aggregate, (in terms of benefit levels and/or reward opportunities which opportunities will be evaluated in light of the performance requirements therefor) to those provided for under the employee compensation and benefit plans, programs and practices in which the Executive was participating immediately preceding the date of the Change in Control or at any time within twenty-four (24) months thereafter;

(iii)	a material reduction of the Executive’s Annual Base Salary as in effect immediately preceding the date of the Change in Control or any time within twenty-four (24) months thereafter;

(iv)	a failure by the Corporation to obtain from any Successor its assent to this Agreement contemplated by Section 10 hereof; or

(v)	a material change in the geographic location at which the Executive is to perform services on behalf of the Corporation from the location immediately prior to the Change in Control.

(g)

“Incentive Amount” shall mean an amount equal to the lesser of (i) the average of the last two Incentive Awards paid to the Executive prior to the Termination Date, or (ii) 125% of the Executive’s target incentive (expressed in dollars) for the year in which the Termination Date occurs.

(h)

“Market Capitalization of the Corporation” at any time means the product of (i) the number of outstanding Common Shares of the Corporation at that time, and (ii) the average of the closing prices for the Common Shares of the Corporation on the principal securities exchange (in terms of volume of trading) on which the Common Shares of the Corporation are listed at that time for each of the last 10 business days prior to such time on which the Common Shares of the Corporation traded on such securities exchange.

(i)

“Notice of Termination” shall mean a notice sent by either the Executive or the Corporation to the other party terminating the Executive’s employment as of a certain date and setting forth the reasons therefor.

(j)	“Successor” shall mean the direct or indirect successor by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Corporation.

(k)

“Termination Date” shall mean (i) in the case of the Executive’s death, the date of death, (ii) in the case of a termination by the Executive in accordance with Section 3, the last day of employment as set forth in the Notice of Termination given by the Executive, (iii) in the case of a termination by the Corporation for Cause, a date not less than thirty (30) days after receipt of the Notice of Termination by the Executive, (iv) in the case of a termination by the Corporation due to the Executive’s Disability, the date not less than thirty (30) days after receipt of the Notice of Termination by the Executive, provided that the Executive shall not have returned to the full-time performance of duties within thirty (30) days after such receipt, and (v) in all other cases, the date specified in the Notice of Termination or if no Notice of Termination is sent, the last day of the Executive’s active employment (an Executive receiving periodic severance pay is no longer considered employed for the purposes of this Agreement).

2.    TERM OF AGREEMENT

This Agreement shall commence as of the date hereof and terminate on the occurrence of any of the following events: (i) the date of death of the Executive; (ii) voluntary resignation by the Executive from the Corporation otherwise than in response to a Good Reason; (iii) the giving of notice by the Corporation in the event of Disability; (iv) termination for Cause; (v) termination of employment of the Executive at any time when there has been no Change in Control or more than two years after the immediately preceding Change in Control; or (vi) satisfaction by the Corporation of its obligations under Section 4 of this Agreement in the event of termination of the Executive in the circumstances contemplated by Section 4. The specific date of termination shall be as set forth in the definition of Termination Date.

For greater certainty, Section 4 applies with respect to each separate Change in Control until the Agreement has been terminated. In addition, with respect to a particular Change in Control, Section 4 expires twenty-four (24) months following such Change in Control unless this Agreement is otherwise terminated.

3.    EXECUTIVE’S RIGHT OF TERMINATION

After a Change in Control and for twenty-four (24) months thereafter, the Executive shall have the right to terminate employment for Good Reason as set forth below. If the Executive’s employment is terminated in accordance with the provision of this Section 3, the Executive shall be entitled to the compensation and benefits described in Section 4 below. In order to resign for Good Reason, the Executive must notify the Corporation in writing not more than thirty (30) days after the occurrence of one or more events asserted to constitute Good Reason, describing such event or events in reasonable detail (a “Good Reason Notice”). If the Corporation fails to cure all events identified in the Good Reason Notice within thirty (30) days after receiving the Good Reason Notice by restoring the Executive to the position he would have been in had the event not occurred (including payment of any lost compensation or benefits), the Executive may resign for

Good Reason by submitting a Notice of Termination not more than one hundred eighty (180) days after the end of such thirty (30) day period. For avoidance of doubt, the failure of the Executive to notify the Corporation of an event constituting Good Reason, or to resign as a result of such event having occurred and not having been cured, shall not constitute a waiver of any of the Executive’s other rights with respect to such event, including without limitation the right to maintain an action for breach of contract, or preclude the Executive from resigning for Good Reason upon the subsequent occurrence of any of the events described above, including an event of the same type.

4.    COMPENSATION UPON CHANGE IN CONTROL FOLLOWED BY CERTAIN TERMINATIONS

If the Executive’s employment with the Corporation shall be terminated within twenty-four (24) months following a Change in Control (i) by the Corporation for any reason other than for Cause or Disability, or (ii) by the Executive for Good Reason pursuant to Section 3 (each, a “Qualifying Termination”), the Executive shall be entitled to the compensation and benefits set forth in this Section 4. If either a Notice of Termination is given by the Corporation, or an event constituting the basis for the Executive’s resignation for Good Reason occurs (and is not subsequently cured within thirty (30) days as described above) prior to the end of such twenty-four (24) month period, the Executive’s termination shall be considered to have terminated within such twenty-four (24) month period regardless of the actual Termination Date.

If a Qualifying Termination occurs, the Executive shall be entitled to the following as of the applicable Termination Date:

(a)	A single lump sum, paid as soon as practicable, but in no event later than sixty (60) days after the Executive’s Termination Date, equal to the sum of the following less applicable withholding taxes:

(i)	an amount equal to the Base Amount multiplied by 2.5;

(ii)	an amount equal to the Incentive Amount multiplied by 2.5;

(iii)	an amount equal to the Employer Contributions multiplied by 2.5;

(iv)	a cash payment of $20,000 in lieu of individual outplacement services; and

The payment of severance hereunder is intended to meet the short-term deferral exception under Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and administered consistent with this intent, to the extent applicable.

(b)

As of the Executive’s Termination Date, the Executive (and the Executive’s spouse or surviving spouse and dependents) will be provided the maximum health care (including medical, prescription drug and dental) and the maximum life insurance coverage provided by the Corporation to other executives as of the date of the Change in Control for the earlier of thirty-six (36) months after the Termination Date or the date on which the Executive is covered by a subsequent employers’

health care and life insurance programs that are no less equivalent. The amount of premiums that the Executive is required to pay for such coverage shall not exceed the amount paid by executives who are active employees on the Termination Date and thereafter. If and to the extent that the benefits described in this paragraph cannot be provided under the Corporation’s plans or programs, the lump sum payment described in subsection (a) shall be increased by an amount calculated so that the amount of such payment, after payment of all applicable income taxes, equals the present value of the difference between the full premium cost without employer subsidy of the lost benefits and the amount of premium the Executive would have been required to pay.

5.    EQUITY AWARDS

Notwithstanding anything in the applicable equity plan or any award agreement to the contrary, if, upon a Change in Control, the Executive holds options for the purchase of shares, or restricted shares or restricted share units (RSU’s) or performance share units (PSU’s) (“Equity Awards”), all Equity Awards so held shall, unless the Executive breaches the terms of Article 6 of the Employment Agreement (as qualified by Article 14 of this Agreement in the event of a Qualifying Termination), (i) immediately vest to the extent they have not already vested at such date and (ii) continue to be held, in all cases, notwithstanding the terms of the Equity Award plans, on the same terms and conditions as if the Executive continued to be employed by the Corporation.

6.    DISABILITY

In the event of Disability of the Executive, this Agreement may be terminated by the Corporation on thirty days’ notice. Notwithstanding anything contained in this Section 6, the Executive shall be entitled to all benefits provided under any disability and pension plans of the Corporation applicable to the Executive at the date of Disability.

7.    NO MITIGATION REQUIRED

The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement, nor shall any payment or benefit provided for in this Agreement be offset by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or otherwise.

8.    EXECUTIVE’S EXPENSES

The Corporation shall pay or reimburse the Executive for all costs, including reasonable attorney’s, accountants’ and actuary’s fees and expenses, incurred by the Executive (i) to confirm the Executive’s rights to and amounts of payments hereunder, (ii) to contest or dispute any termination of the Executive’s employment following a Change in Control or seek to obtain or enforce any right or benefit provided by this Agreement in litigation or arbitration, or (iii) in connection with any audit by a taxing authority related to any payment or benefit hereunder, or any subsequent contest or litigation relating to the tax treatment of such payment or benefit. Notwithstanding the foregoing, if the Executive does not prevail in a lawsuit or arbitration pertaining to this Agreement, the Executive shall repay to the Corporation all fees and expenses relating to such proceeding that have been previously paid by the Corporation.

9.    CODE SECTION 280G

Unless the parties agree otherwise, notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the benefits and payments under this Agreement, and other payments and benefits which the Executive has the right to receive from the Corporation (including the value of any equity rights which become vested upon a Change in Control) (the “Total Payments”) would constitute a “parachute payment” as defined in Section 280G of the US Internal Revenue Code of 1986, as amended, such that the Executive would be subject to the excise tax under Code Section 4999 of the Code, then the Accounting Firm (defined below in this Section 9) shall determine which of the following has a greater aggregate value for the Executive, which greater value shall be paid to the Executive:

(a)

The after-tax amount that would be retained by the Executive (after taking into account all required income taxes payable by the Executive and the amount of any excise taxes that would be payable by the Executive under Code Section 4999 (the “Excise Taxes”)) if the Executive were to receive the Total Payments, or

(b)

The after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount that would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”).

If the Total Payments are payable to the Executive, the Corporation shall not reimburse the Executive for any Excise Taxes imposed on the Executive or provide any such other compensation (whether through a tax gross-up or otherwise) to mitigate the effects of the Excise Taxes. If the Executive is to receive Reduced Payments, the Total Payments payable will be reduced or eliminated in the following order: (1) cash payments, (2) taxable benefits, (3) nontaxable benefits and (4) accelerated vesting of equity awards.

The determination of whether the Executive will receive the Total Payments or the Reduced Payments, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by a nationally recognized certified public accounting firm selected by the Corporation (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Corporation may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.

10.    BINDING AGREEMENT

This Agreement shall inure to the benefit of and be enforceable by the Executive, and the Executive’s heirs, executors, administrators, successors and assigns. This Agreement shall be binding upon the Corporation, its Successors and assigns. The Corporation shall require any Successor to assume and agree to perform this Agreement in accordance with its terms. The Corporation shall obtain such assumption and agreement prior to the effectiveness of any such succession.

11.    SOLE SEVERANCE; OTHER BENEFITS

If the Executive receives the payments and benefits due under Section 4, such payments and benefits shall be in lieu of any other severance amounts to which the Executive may be entitled under any other severance arrangement, including under any employment agreement, severance pay plan, or applicable legislation entitling the Executive to severance benefits. For greater certainty, the payments under Section 4 are in satisfaction of the Executive’s entitlement to a retiring allowance. However, the parties acknowledge that the benefits paid hereunder are only exclusive as to other severance payments and that the Executive may be entitled to other benefits or payments triggered by a Change in Control under certain other of the Corporation’s benefit or compensation arrangements, including, without limitation, any long term incentive plans or equity incentive award plans.

12.    AMENDMENTS; WAIVERS

Except as otherwise provided below, no provision of this Agreement may be modified, waived or discharged, except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time. Notwithstanding the foregoing, the Board or a committee thereof may amend (or terminate) this Agreement if (a) the Board or such committee reasonably and in good faith determines that such amendment is necessary either (i) to comply with the requirements of any law or regulation applicable to the Corporation or (ii) to conform the Agreement to prevailing corporate practices for companies comparable to the Corporation, provided any such amendment or termination is not adopted less than ninety (90) days prior to or after a Change in Control, (b) the same amendment is made to all other Change in Control Agreements between the Corporation and similarly situated executives, and (c) the Executive is notified in writing of the amendment and the reason for its adoption not more than thirty (30) days after it is adopted.

13.    VALIDITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.    CONTINUANCE IN EFFECT

In the event of a Qualifying Termination, the Executive’s covenants pursuant to Sections 6.3 (Non-Competition), 6.4 (Non-Solicitation of Customers), 6.5 (Non-Solicitation of Employees), 6.6 (Non-Interference with Suppliers) and 6.10 (Merger Transactions) of the Employment Agreement shall extinguish on the Date of Termination. Except as expressly provided for in the preceding sentence and for greater certainty, notwithstanding any Termination of the Executive, the provisions of the Employment Agreement shall continue in full force and effect in accordance with their terms, including, without limitation, (i) the provisions of Article 6, (ii) rights to indemnification and insurance under the Indemnification Agreement, Charter, By-Laws and directors’ and officers’ insurance policies maintained by the Corporation and (iii) the rights to which the Executive is entitled by virtue of his participation in the employee benefits plans, policies and arrangements of the Corporation, all in accordance with the terms of the relevant plans and agreements.

15.    GENERAL

The provisions of Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.10 of the Employment Agreement are hereby incorporated by reference as if herein recited at length.

16.    LANGUAGE

The parties have requested that this Agreement and all related documents be drawn up in English only. Les parties aux présentes ont exigé que le présent contrat et tous les documents qui s’y rattachent soient rédigés en anglais seulement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RESOLUTE FOREST PRODUCTS INC.		THE EXECUTIVE
Per:	/s/ Alain Rhéaume	/s/ Remi G. Lalonde
	Alain Rhéaume	Remi G. Lalonde
	Chair of the Human Resources and Compensation/Nominating and Governance Committee Date of signing : March 24, 2021	Date of signing : April 7, 2021